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                                                                      EXHIBIT 11




Statement Regarding Computation of Earnings Per Share

(in 000's, except per share amounts)

                                    Three Months Ended        Six Months Ended
                                    ------------------       ------------------
                                     June 30,  July 1,       June 30,   July 1,
                                       2001     2000           2001      2000
                                    --------- --------       --------  --------
Weighted average shares outstanding   47,847   47,255         47,672     47,251

Effect of dilutive securities          1,661       82              -         95

Shares for diluted EPS                49,508   47,337         47,672     47,346


Net income (loss)                    $   490  $ 2,822       $(25,593)   $ 4,123



Per share amounts:

  Basic                              $  0.01  $  0.06       $  (0.54)   $  0.09


  Diluted                            $  0.01  $  0.06       $  (0.54)   $  0.09
